Exhibit 10.10

Dear Mr. Sullivan:

I am pleased to offer you a position with Crowdstrike Holdings, Inc. (the “Company”), as a member of our Board of Directors. If you decide to join us, you will be eligible to receive an option to purchase 370,000 shares of Company common stock with an exercise price equal to fair market value at the time of grant which will vest monthly over 48 months and such vesting shall fully accelerate upon a sale of the Company, all as set forth in the Company’s standard form of option agreement. You will be allowed to early exercise this option subject to a customary Company right of repurchase of unvested shares upon your termination of service as a member of the Board of Directors. We will reimburse you for reasonable expenses in connection with your services as a director, including travel to board meetings, consistent with the Company’s policies.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter sets forth the terms of your membership on the Board of the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you.

Sincerely,

/s/ George Kurtz
George Kurtz
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Godfrey Sullivan
Printed Name:	Godfrey Sullivan
Date: